Exhibit 99.1
PRESS RELEASE
Mid Penn Bancorp, Inc.
2407 Park Drive
Harrisburg, PA 17110
1-866-642-7736
CONTACTS

Rory G. Ritrievi Chair, President & Chief Executive Officer	Justin T. Webb Chief Financial Officer
MID PENN BANCORP, INC. REPORTS FOURTH QUARTER AND FULL YEAR EARNINGS,
DECLARES 61ST CONSECUTIVE QUARTERLY DIVIDEND AND SPECIAL DIVIDEND

January 21, 2026 – Harrisburg, PA – Mid Penn Bancorp, Inc. (NASDAQ: MPB) ("Mid Penn"), the parent company of Mid Penn Bank (the "Bank") and MPB Financial Services, LLC, today reported net income available to common shareholders ("earnings") for the quarter ended December 31, 2025, of $19.4 million, or $0.84 per basic and $0.83 per diluted common share, compared to net income of $18.3 million, or $0.80 per basic and $0.79 per diluted common share, for the third quarter of 2025, and the consensus analyst estimate of $0.84 per basic common share for the fourth quarter of 2025.

Key Highlights of the Fourth Quarter of 2025:

•Net income available to common shareholders for the fourth quarter of 2025 was $19.4 million, an increase of $6.2 million or 47.0% compared to the fourth quarter of 2024, and an increase of $1.2 million, or 6.29%, compared to the third quarter of 2025. Earnings per basic share for the fourth quarter of 2025 was $0.84, and $0.83 per diluted common share, an increase from $0.72 per both basic and diluted common share in the fourth quarter of 2024, and an increase from $0.80 per basic share and 0.79 per diluted share for third quarter of 2025. Net income for the year ended December 31, 2025 was $56.2 million, or $2.59 per basic and $2.55 per diluted common share, compared to $49.4 million, or $2.90 per basic and diluted common share for the year ended December 31, 2024. The increase in net income was partially offset by a higher weighted-average number of shares outstanding in 2025, which contributed to a lower diluted earnings per share compared to the prior year.

•Net interest margin increased to 3.79% for the quarter ended December 31, 2025, compared to 3.60% for the third quarter of 2025, and 3.21% for the fourth quarter of 2024. This represents a 19 and 58 basis point ("bp") increase compared to the third quarter of 2025 and fourth quarter of 2024, respectively. That expansion was accomplished by continued improvement in deposit cost of funds and loan yields throughout the fourth quarter and over the last twelve months.

•Loan balances increased $41.7 million, or 3.4% (annualized), during the fourth quarter of 2025. Total loans increased $419.8 million, or 9.4%, to $4.9 billion at December 31, 2025, compared to $4.4 billion at December 31, 2024. Excluding the William Penn acquisition loans of $431.4 million, the organic loan portfolio as of December 31, 2025 declined $11.6 million or 0.3% from the year ended December 31, 2024.

•Deposits decreased $128.1 million, or 9.5% (annualized), during the fourth quarter of 2025, compared to a decrease of $106.9 million, or 7.8% (annualized), during the third quarter of 2025. The quarterly decrease was driven by a $93.7 million decrease in time deposits, a $32.0 million decrease in interest-bearing transaction accounts, and a $2.4 million decrease in noninterest-bearing accounts. Total deposits increased $524.7 million, or 11.2%, to $5.2 billion at December 31, 2025, compared to $4.7 billion at December 31, 2024. Excluding the William Penn acquisition deposits of $619.8 million, organic deposits decreased $95.0 million, or 2.0%, from December 31, 2024. This decrease was primarily driven by a planned reduction of approximately $225 million in brokered certificates of deposit during the third and fourth quarters of 2025 in order to deploy excess liquidity and lower funding costs. Excluding brokered deposits, organic growth totaled $127.3 million or 10.8% (annualized).

•The core efficiency ratio(1) improved to 55.26% in the fourth quarter of 2025, compared to 58.80% in the third quarter of 2025, and 63.94% in the fourth quarter of 2024. This improvement was driven by higher net interest income and disciplined management of noninterest expense following the William Penn acquisition.

•Book value per common share improved to $35.32 as of December 31, 2025, compared to $34.56 as of September 30, 2025, and $33.84 as of December 31, 2024. Tangible book value per common share (1) was $28.76 as of December 31, 2025, compared to $27.96 and $26.90 as of September 30, 2025 and December 31, 2024, respectively.

•As a result of the foregoing, the Board of Directors declared a cash dividend of $0.22 per common share, payable February 17, 2026, to shareholders of record as of February 6, 2026, and a special dividend of $0.05 per common share, payable February 17, 2026, to shareholders of record as of February 6, 2026.

(1) Non-GAAP financial measure. Refer to the calculation in the section titled “Reconciliation of Non-GAAP Measures (Unaudited)” at the end of this document.

Chair, President and CEO Rory G. Ritrievi provided the following statement:

"We are pleased to announce our fourth quarter of 2025 and full year 2025 results of operations to our shareholders.

The fourth quarter included a return to organic loan growth, improvement in asset quality, improvement in net interest margin and a disciplined approach to operating expense management.

For the full year, we improved profitability metrics through a solid performance in asset quality, a 58 basis point net interest margin expansion, a 19% increase in noninterest income growth and solid improvement in core operating expense management that led to an overall efficiency ratio for the year of 59.33%, a significant improvement over the 64.96% ratio for fiscal year 2024.

Based upon the foregoing, we are happy to announce a fourth quarter dividend of $0.22 per common share, payable February 17, 2026, to shareholders of record as of February 6, 2026, as well as a $0.05 special dividend, payable February 17, 2026, to shareholders of record as of February 6, 2026."

Net Interest Income
For the three months ended December 31, 2025, net interest income was $54.8 million, compared to net interest income of $53.6 million for the three months ended September 30, 2025, and $41.3 million for the three months ended December 31, 2024. Interest income for the quarter ended December 31, 2025 includes $3.7 million of loan accretion income related to prior acquisitions. This accretion reflects the recognition of fair value marks on acquired loans, which are accreted into interest income over the expected life of the assets. The tax-equivalent net interest margin for the three months ended December 31, 2025 was 3.79% compared to 3.60% and 3.21% for the third quarter of 2025 and fourth quarter of 2024, respectively, representing a 19 bp increase from the third quarter of 2025, and a 58 bp increase compared to the same period in 2024.
The yield on interest-earning assets increased to 5.86% for the quarter ended December 31, 2025, from 5.81% for the three months ended September 30, 2025, and 5.67% for the three months ended December 31, 2024. The increase from the third quarter of 2025 was primarily due to higher average loan balances.
For the year ended December 31, 2025, net interest income increased 27.1% to $199.1 million compared to net interest income of $156.7 million for the same period of 2024. The increase was primarily driven by a $26.7 million increase in interest income on loans, a $5.8 million increase in interest income on investment securities, a $5.4 million increase in Federal Funds Sold, and a $10.2 million decrease in interest expense on short-term borrowings, partially offset by a $5.5 million increase in interest expense on deposits, compared to the same period of 2024.
Average Balances
Average balances for the year ended December 31, 2025 continue to be impacted by the William Penn acquisition given that the acquisition closed on April 30, 2025. Day one increases in loans, total assets, deposits, and total liabilities were $431.4 million, $727.7 million, $619.8 million, and $630.2 million, respectively.
Average loans increased $40.1 million to $4.8 billion for the quarter ended December 31, 2025, compared to $4.8 billion for the quarter ended September 30, 2025, and increased $402.9 million compared to $4.4 billion for the quarter ended December 31, 2024.
Average deposits were $5.3 billion for the fourth quarter of 2025, reflecting a decrease of $177.5 million, or 3.2%, compared to total average deposits of $5.5 billion in the third quarter of 2025, and an increase of $602.7 million, or 12.9%, compared to total average deposits of $4.7 billion for the fourth quarter of 2024. The average cost of deposits was 2.24% for the fourth quarter of 2025, representing a 13 bp decrease and a 37 bp decrease from the third quarter of 2025 and the fourth quarter of 2024, respectively.
Cost of funds decreased to 2.26%, compared to 2.39% for the third quarter of 2025, primarily reflecting a reduction in higher-cost time deposit balances and the use of lower-cost alternative funding sources.
Asset Quality
The total benefit for credit losses, including benefit for credit losses on off-balance sheet credit exposures, was $839 thousand for the three months ended December 31, 2025, a decrease of $405 thousand compared to the benefit for credit losses of $434 thousand for the three months ended September 30, 2025, and a $1.2 million decrease compared to the provision for credit losses of $333 thousand for the three months ended December 31, 2024. The quarter-over-quarter change in the benefit for credit losses was primarily driven by updates to the macroeconomic forecast, which reduced expected credit losses. Net charge offs for the three months ended December 31, 2025 were $466 thousand, or less than 0.01% of total average loans.
The provision for credit losses on loans was $1.6 million for the year ended December 31, 2025, a decrease of $545 thousand compared to the provision for credit losses of $2.1 million for the year ended December 31, 2024. The decrease for the year ended December 31, 2025 was primarily attributable to reduced expected losses driven by updates to the macroeconomic forecast and lower loan balances as a result of an increase in observed prepayment speeds, partially offset by a $2.3 million reserve on non-PCD loans acquired through the William Penn acquisition. The benefit for credit losses on off-balance sheet credit exposures was $301 thousand for the year ended December 31, 2025, compared to $628 thousand for the year ended December 31, 2024.
Allowance for credit losses - loans was 0.74%, 0.77%, and 0.80% of loans, net of unearned income at December 31, 2025, September 30, 2025, and December 31, 2024, respectively.

Total nonperforming assets were $30.8 million at December 31, 2025, compared to nonperforming assets of $27.3 million and $22.7 million at September 30, 2025 and December 31, 2024, respectively. The increase during the fourth quarter of 2025 primarily related to a single C&I relationship for $4.7 million, partially offset by the sale of one foreclosed commercial real estate property of $1.4 million. Delinquency, measured as loans past due 30 days or more, as a percentage of total loans was 0.69% at December 31, 2025, compared to 0.68% and 0.52% as of September 30, 2025 and December 31, 2024, respectively.
Capital
Shareholders’ equity increased $17.7 million, or 2.23%, from $796.3 million as of September 30, 2025, to $814.1 million as of December 31, 2025. Retained earnings increased $14.4 million, or 7.0%, from $205.3 million as of September 30, 2025 to $219.7 million as of December 31, 2025. Regulatory capital ratios for both Mid Penn and the Bank indicate regulatory capital levels in excess of both the regulatory minimums and the levels necessary for the Bank to be considered "well capitalized" at December 31, 2025. Additionally, Mid Penn declared $5.1 million in dividends during the fourth quarter of 2025.
On April 23, 2025, Mid Penn’s Board of Directors reauthorized its treasury stock repurchase program ("the Program") effective through April 30, 2026. The Program authorizes the repurchase of up to $15.0 million of Mid Penn’s outstanding common stock. During the year ended December 31, 2025, Mid Penn repurchased 79,169 shares of common stock at an average price of $28.50. As of December 31, 2025, Mid Penn repurchased a total of 519,891 shares of common stock at an average price of $23.65 per share under the Program. The Program had approximately $2.7 million remaining available for repurchase as of December 31, 2025.
Noninterest Income
For the three months ended December 31, 2025, noninterest income totaled $7.3 million, a decrease of $906 thousand, or 11.1%, compared to noninterest income of $8.2 million for the third quarter of 2025. The decrease was primarily driven by a $461 thousand decrease in mortgage banking, and a $580 thousand decrease in other noninterest income, largely reflecting a decrease of $534 thousand in recoveries on loans previously acquired in business combinations, which are recognized in noninterest income, rather than a reduction to the allowance for credit losses, consistent with purchase accounting treatment. This decrease also includes a $420 thousand reduction in gains related to the closing of an investment in a reinsurance entity acquired from another institution, and a $279 thousand decrease in swap cancellation gains tied to the elimination of brokered deposits, partially offset by a $355 thousand increase in sales tax refunds received.
For the year ended December 31, 2025, noninterest income totaled $26.8 million, an increase of $4.3 million, or 19.3%, compared to noninterest income of $22.5 million for the year ended December 31, 2024. The increase in noninterest income is primarily driven by a $838 thousand increase in earnings from the cash surrender value of life insurance, a $618 thousand increase in fiduciary and wealth management, a $356 thousand increase in mortgage banking, and a $2.2 million increase in other noninterest income, driven by a $1.1 million increase in insurance commissions, a $910 thousand increase in loan level swap fees, and a $534 thousand increase in recoveries on loans previously acquired in business combinations, which are recognized in noninterest income, rather than a reduction to the allowance for credit losses, consistent with purchase accounting treatment. This increase also includes a $420 thousand gain on the closing of an investment in a reinsurance entity acquired from another institution, a $307 thousand increase in sales tax refunds received, and $279 thousand in swap cancellation gains tied to eliminated brokered deposits, partially offset by a $2.2 million decrease in death benefits received.
Noninterest Expense
For the three months ended December 31, 2025, noninterest expense totaled $35.8 million, a decrease of $2.1 million, or 5.62%, compared to noninterest expense of $38.0 million in the third quarter of 2025.

The decrease was primarily driven by a $915 thousand decrease in salaries and employee benefits, including a $439 thousand decrease in stock-based compensation expense, a $761 thousand decrease in Shares tax and a $929 thousand decrease in other noninterest expense, offset by a $624 thousand increase in FDIC assessments.
For the year ended December 31, 2025, noninterest expense totaled $152.3 million, an increase of $34.7 million, or 29.5%, compared to noninterest expense of $117.6 million for the year ended December 31, 2024.
Salaries and benefits increased $13.9 million for the year ended December 31, 2025, compared to the same period in 2024. The increase is attributable to (i) equity-based compensation expense for stock options and restricted stock awards totaling $3.1 million that were recognized in the year ended December 31, 2025; (ii) the retail staff additions at the twelve retail locations added through the William Penn acquisition; and (iii) the retention of various William Penn team members through the completion of systems integration, which occurred on June 20, 2025.
Merger and acquisition expenses increased $11.0 million for the year ended December 31, 2025, which includes $10.1 million of merger related expenses related to the William Penn acquisition, $713 thousand related to the 1st Colonial acquisition, $172 thousand related to the Cumberland Advisors acquisition, and $164 thousand related to the Charis Insurance Group acquisition.
Software licensing and utilization costs increased $3.3 million for the year ended December 31, 2025, compared to the same period in 2024. The increase reflects additional costs to (i) license the additional William Penn branches; and (ii) upgrade internal systems, including network storage, cybersecurity, and data security enhancements in response to the Bank's larger size and increased IT complexity.
Occupancy expenses increased $2.3 million for the year ended December 31, 2025, compared to the same period in 2024. The increase was driven by the facility operating costs of the additional retail locations added through the William Penn acquisition.
The core efficiency ratio(1) improved to 55.3% in the fourth quarter of 2025, compared to 58.8% in the third quarter of 2025 and 63.9% in the fourth quarter of 2024. The improvement in the core efficiency ratio during the fourth quarter of 2025 compared to the third quarter of 2025 was the result of higher net interest income and lower noninterest expense. Mid Penn continues to evaluate levels of noninterest expense for opportunities to reduce operating costs throughout the organization.
(1)Non-GAAP financial measure. Refer to the calculation in the section titled “Reconciliation of Non-GAAP Measures (Unaudited)” at the end of this document. Non-GAAP financial measure.

Subsequent Events

Management considers subsequent events occurring after the balance sheet date for matters which may require adjustment to, or disclosure in, the consolidated financial statements. The review period for subsequent events extends up to and including the filing date of a public company’s consolidated financial statements when filed with the Securities and Exchange Commission ("SEC"). Accordingly, the financial information in this announcement is subject to change. The statements are valid only as of the date hereof and Mid Penn disclaims any obligation to update this information. The following events occurred subsequent to December 31, 2025 and are disclosed for informational purposes.

On January 1, 2026, Mid Penn completed its acquisition of Cumberland Advisors, Inc., a registered investment advisory firm with clients both nationally and internationally. As of December 31, 2025, Cumberland had approximately $3.2 billion in assets under management. In connection with the acquisition, Cumberland was merged into a newly formed Mid Penn acquisition subsidiary and now operates as Cumberland Advisors, LLC.

SPECIAL CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

This press release, and oral statements made regarding the subjects of this release, contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management's confidence and strategies and management's current views and expectations about new and existing programs and products, relationships, opportunities, technology, and market conditions. These statements may be identified by such forward-looking terminology as "continues," "expect," "look," "believe," "anticipate," "may," "will," "should," "projects," "strategy" or similar statements. Actual results may differ materially from such forward-looking statements, and no reliance should be placed on any forward-looking statement. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to, changes in interest rates, spreads on earning assets and interest-bearing liabilities, and interest rate sensitivity; prepayment speeds, loan originations, credit losses and market values on loans, collateral securing loans, and other assets; sources of liquidity; common shares outstanding; common stock price volatility; fair value of and number of stock-based compensation awards to be issued in future periods; the impact of changes in market values on securities held in Mid Penn’s portfolio; legislation affecting the financial services industry as a whole, and Mid Penn and Mid Penn Bank individually or collectively, including tax legislation; results of the regulatory examination and supervision process and oversight, including changes in monetary policy and capital requirements; changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or regulatory agencies; increasing price and product/service competition by competitors, including new entrants; rapid technological developments and changes; the ability to continue to introduce competitive new products and services on a timely, cost-effective basis; the mix of products/services; containing costs and expenses; governmental and public policy changes; protection and validity of intellectual property rights; reliance on large customers; technological, implementation and cost/financial risks in large, multi-year contracts; the outcome of future litigation and governmental proceedings, including tax-related examinations and other matters; continued availability of financing; the availability of financial resources in the amounts, at the times and on the terms required to support Mid Penn and Mid Penn Bank’s future businesses; material differences in the actual financial results of merger, acquisition and investment activities compared with Mid Penn’s initial expectations, including the full realization of anticipated cost savings and revenue enhancements, the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the merger agreement between Mid Penn and 1st Colonial; the outcome of any legal proceedings that may be instituted against Mid Penn or 1st Colonial; delays in completing the transaction; the failure to obtain necessary regulatory approvals for the 1st Colonial acquisition (and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the transaction); the failure to obtain 1st Colonial shareholder approval or to satisfy any of the other conditions to the 1st Colonial transaction on a timely basis or at all; the possibility that the anticipated benefits of a transaction are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy and competitive factors in legacy Mid Penn and target markets; diversion of management’s attention from ongoing business operations and opportunities; potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the 1st Colonial transaction; the ability to complete the integration of Mid Penn and Cumberland successfully; the dilution caused by Mid Penn’s issuance of additional shares of its capital stock in connection with the acquisitions of Cumberland and 1st Colonial; and other factors that may affect the future results of Mid Penn.
For a more detailed description of these and other factors which would affect our results, please see Mid Penn’s filings with the SEC, including those risk factors identified in the "Risk Factors" section and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2024 and subsequent filings with the SEC. The statements in this press release are made as of the date of this press release, even if subsequently made available by Mid Penn on its website or otherwise. Mid Penn does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of unanticipated events, except as required by law.

SUMMARY FINANCIAL HIGHLIGHTS (Unaudited):

(Dollars in thousands, except per share data)	Dec. 31, 2025	Sep. 30, 2025	Jun. 30, 2025	Mar. 31, 2025	Dec. 31, 2024
Ending Balances:
Investment securities	$769,045	$781,888	$769,211	$634,044	$643,352
Loans, net of unearned income	4,862,838	4,821,134	4,832,898	4,491,167	4,443,070
Total assets	6,133,896	6,267,349	6,354,543	5,546,026	5,470,936
Total deposits	5,214,663	5,342,720	5,449,664	4,732,202	4,689,927
Shareholders' equity	814,058	796,323	775,708	667,933	655,018
Average Balances:
Investment securities	774,962	782,020	652,105	639,580	633,409
Loans, net of unearned income	4,844,308	4,804,163	4,724,638	4,459,679	4,441,436
Total assets	6,202,310	6,385,751	6,036,045	5,491,763	5,481,473
Total deposits	5,290,598	5,468,144	5,159,754	4,681,708	4,687,880
Shareholders' equity	803,093	783,547	670,491	660,964	623,670

	Three Months Ended
Income Statement:	Dec. 31, 2025	Sep. 30, 2025	Jun. 30, 2025	Mar. 31, 2025	Dec. 31, 2024
Net interest income	$54,751	$53,629	$48,206	$42,509	$41,280
(Benefit)/provision for credit losses (4)	(839)	(434)	2,269	301	333
Noninterest income	7,277	8,183	6,143	5,239	6,149
Noninterest expense	35,848	37,982	47,798	30,642	30,913
Income before provision for income taxes	27,019	24,264	4,282	16,805	16,183
Provision/(benefit) for income taxes	7,572	5,967	(480)	3,063	2,951
Net income available to shareholders	19,447	18,297	4,762	13,742	13,232
Net income excluding non-recurring income and expenses (1)	19,224	17,772	15,074	13,907	12,961

Per Share:
Basic earnings per common share	$0.84	$0.80	$0.22	$0.71	$0.72
Diluted earnings per common share	0.83	0.79	0.22	0.71	0.72
Cash dividends declared	0.22	0.22	0.20	0.20	0.20
Book value per common share	35.32	34.56	33.85	34.50	33.84
Tangible book value per common share (1)	28.76	27.96	27.22	27.58	26.90

Asset Quality:
Net charge-offs/(recoveries) to average loans (3)	0.038%	0.008%	0.069%	(0.0003%)	0.037%
Non-performing loans to total loans	0.47	0.37	0.38	0.54	0.51
Non-performing asset to total loans and other real estate	0.63	0.57	0.58	0.57	0.51
Non-performing asset to total assets	0.50	0.44	0.44	0.46	0.41
ACL on loans to total loans	0.74	0.77	0.78	0.80	0.80
ACL on loans to nonperforming loans	157.25	207.92	206.49	149.05	157.07

Profitability:
Return on average assets (3)	1.24%	1.14%	0.32%	1.01%	0.96%
Return on average equity (3)	9.61	9.26	2.85	8.43	8.44
Return on average tangible common equity (1) (3)	12.29	11.95	4.05	10.84	11.07
Tax-equivalent net interest margin	3.79	3.60	3.44	3.37	3.21
Core Efficiency ratio (1)	55.26	58.80	62.56	62.79	63.94

Capital Ratios:
Tier 1 Capital (to Average Assets) (2)	11.0%	10.4%	10.6%	10.2%	10.0%
Common Tier 1 Capital (to Risk Weighted Assets) (2)	13.5	13.9	12.8	12.0	12.1
Tier 1 Capital (to Risk Weighted Assets) (2)	13.5	13.9	12.8	12.0	12.1
Total Capital (to Risk Weighted Assets) (2)	14.3	15.5	14.4	13.8	14.0
(1)Non-GAAP financial measure. Refer to the calculation in the section titled “Reconciliation of Non-GAAP Measures (Unaudited)” at the end of this document.
(2)Regulatory capital ratios as of December 31, 2025 are preliminary and prior periods are actual.
(3)Annualized ratio
(4)Includes $2.3 million related to non-PCD loans acquired in the William Penn acquisition on April 30, 2025.

CONSOLIDATED BALANCE SHEETS (Unaudited):

(Dollars in thousands, except share data)	Dec. 31, 2025	Sep. 30, 2025	Jun. 30, 2025	Mar. 31, 2025	Dec. 31, 2024
ASSETS
Cash and due from banks	$46,695	$18,013	$52,671	$47,688	$37,002
Interest-bearing balances with other financial institutions	29,178	24,736	22,828	16,880	14,490
Federal funds sold	23,045	214,420	261,353	42,686	19,072
Total cash and cash equivalents	98,918	257,169	336,852	107,254	70,564
Investment Securities:
Held to maturity, at amortized cost	347,285	354,094	364,029	375,115	382,447
Available for sale, at fair value	416,314	427,352	404,745	258,493	260,477
Equity securities available for sale, at fair value	5,446	442	437	436	428
Loans held for sale	3,668	6,085	6,101	6,851	7,064
Loans, net of unearned income	4,862,838	4,821,134	4,832,898	4,491,167	4,443,070
Less: Allowance for credit losses	(36,091)	(37,337)	(37,615)	(35,838)	(35,514)
Net loans	4,826,747	4,783,797	4,795,283	4,455,329	4,407,556

Premises and equipment, net	48,742	48,491	47,732	40,328	38,806
Operating lease right of use asset	15,169	15,700	15,026	9,402	7,699
Finance lease right of use asset	2,368	2,413	2,458	2,503	2,548
Cash surrender value of life insurance	95,351	95,015	94,770	51,351	51,521
Restricted investment in bank stocks	7,576	6,737	7,110	6,660	7,461
Accrued interest receivable	29,640	29,705	28,546	27,263	26,846
Deferred income taxes	21,416	27,475	35,333	21,800	22,747
Goodwill	136,620	136,620	135,473	128,160	128,160
Core deposit and other intangibles, net	14,657	15,586	16,531	5,814	6,242
Foreclosed assets held for sale	7,806	9,346	9,816	1,402	44
Other assets	56,173	51,322	54,301	47,865	50,326
Total Assets	$6,133,896	$6,267,349	$6,354,543	$5,546,026	$5,470,936

LIABILITIES & SHAREHOLDERS’ EQUITY
Deposits:
Noninterest-bearing demand	$834,013	$836,374	$857,072	$788,316	$759,169
Interest-bearing transaction accounts	2,826,053	2,858,082	2,772,739	2,375,205	2,319,753
Time	1,554,597	1,648,264	1,819,853	1,568,681	1,611,005
Total Deposits	5,214,663	5,342,720	5,449,664	4,732,202	4,689,927

Short-term borrowings	20,833	—	—	25,000	2,000
Long-term debt	23,139	23,258	23,374	23,489	23,603
Subordinated debt and trust preferred securities	—	37,149	37,303	45,587	45,741
Operating lease liability	15,405	15,973	15,342	9,765	8,092
Accrued interest payable	10,942	16,460	13,421	12,900	13,484
Other liabilities	34,856	35,466	39,731	29,150	33,071
Total Liabilities	5,319,838	5,471,026	5,578,835	4,878,093	4,815,918

Shareholders' Equity:
Common stock, par value $1.00 per share; 40.0 million shares authorized	23,567	23,551	23,419	19,803	19,797
Additional paid-in capital	589,421	588,405	584,291	480,866	480,491
Retained earnings	219,685	205,320	191,574	191,469	181,597
Accumulated other comprehensive loss	(6,323)	(8,907)	(11,756)	(14,163)	(16,825)
Treasury stock	(12,292)	(12,046)	(11,820)	(10,042)	(10,042)
Total Shareholders’ Equity	814,058	796,323	775,708	667,933	655,018
Total Liabilities and Shareholders' Equity	$6,133,896	$6,267,349	$6,354,543	$5,546,026	$5,470,936

CONSOLIDATED STATEMENTS OF INCOME (Unaudited):

	Three Months Ended
(Dollars in thousands, except per share data)	Dec. 31, 2025	Sep. 30, 2025	Jun. 30, 2025	Mar. 31, 2024	Dec. 31, 2024
INTEREST INCOME
Loans, including fees	$76,916	$76,262	$72,469	$66,537	$68,110
Investment securities:
Taxable	6,590	6,614	4,637	4,460	4,223
Tax-exempt	320	331	344	348	358
Other interest-bearing balances	135	196	142	138	154
Federal funds sold	1,179	3,463	2,428	261	467
Total Interest Income	85,140	86,866	80,020	71,744	73,312
INTEREST EXPENSE
Deposits	29,930	32,631	30,981	28,264	30,836
Short-term borrowings	5	—	86	290	509
Long-term and subordinated debt	454	606	747	681	687
Total Interest Expense	30,389	33,237	31,814	29,235	32,032
Net Interest Income	54,751	53,629	48,206	42,509	41,280
Net (benefit)/provision for credit losses (1)	(839)	(434)	2,269	301	333
Net Interest Income After Provision for Credit Losses	55,590	54,063	45,937	42,208	40,947
NONINTEREST INCOME
Fiduciary and wealth management	1,412	1,340	1,406	1,140	1,215
ATM debit card interchange	1,053	1,019	958	919	971
Service charges on deposits	634	647	652	562	579
Mortgage banking	552	1,013	676	591	656
Mortgage hedging	(22)	50	(7)	(9)	11
Net gain on sales of SBA loans	100	—	63	57	15
Earnings from cash surrender value of life insurance	609	605	491	274	280
Net gain on sales of investment securities	10	—	—	—	—
Other	2,929	3,509	1,904	1,705	2,422
Total Noninterest Income	7,277	8,183	6,143	5,239	6,149
NONINTEREST EXPENSE
Salaries and employee benefits	20,026	20,941	20,753	16,309	16,947
Software licensing and utilization	3,406	3,310	3,272	2,574	2,606
Occupancy, net	2,624	2,642	2,365	2,274	1,913
Equipment	1,435	1,248	1,248	1,094	1,213
Shares tax	245	1,006	606	919	405
Legal and professional fees	992	1,070	993	826	1,006
ATM/card processing	771	557	621	733	634
Intangible amortization	930	944	744	428	471
FDIC Assessment	1,046	422	994	990	843
Loss/(gain) on sale or write-down of foreclosed assets, net	203	471	—	(28)	73
Merger and acquisition (2)	(39)	233	11,011	314	436
Other	4,209	5,138	5,191	4,209	4,366
Total Noninterest Expense	35,848	37,982	47,798	30,642	30,913
INCOME BEFORE PROVISION FOR INCOME TAXES	27,019	24,264	4,282	16,805	16,183
Provision/(benefit) for income taxes	7,572	5,967	(480)	3,063	2,951
NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$19,447	$18,297	$4,762	$13,742	$13,232

PER COMMON SHARE DATA:
Basic Earnings Per Common Share	$0.84	$0.80	$0.22	$0.71	$0.72
Diluted Earnings Per Common Share	0.83	0.79	0.22	0.71	0.72
Cash Dividends Declared	0.22	0.22	0.20	0.20	0.20
(1) Includes $2.3 million related to non-PCD loans acquired in the William Penn acquisition on April 30, 2025.
(2) Includes release of merger and acquisition accruals related to William Penn acquisition.

CONSOLIDATED – AVERAGE BALANCE SHEET AND NET INTEREST INCOME ANALYSIS (Unaudited):

	Average Balances, Income and Interest Rates on a Taxable Equivalent Basis
	For the Three Months Ended
	December 31, 2025			September 30, 2025			December 31, 2024
(Dollars in thousands)	Average Balance	Interest	Yield/ Rate(2)	Average Balance	Interest	Yield/ Rate(2)	Average Balance	Interest	Yield/ Rate(2)
ASSETS:
Interest Bearing Balances	$21,590	$135	2.48%	$26,950	$196	2.89%	$21,720	$154	2.82%
Investment Securities:
Taxable	711,663	6,477	3.61	716,356	6,502	3.60	561,809	4,071	2.88
Tax-Exempt	63,299	320	2.01	65,664	331	2.00	71,600	358	1.99
Total Securities	774,962	6,797	3.48	782,020	6,833	3.47	633,409	4,429	2.78

Federal Funds Sold	115,298	1,179	4.06	310,525	3,463	4.42	39,788	467	4.67
Loans, Net of Unearned Income	4,844,308	76,916	6.30	4,804,163	76,262	6.30	4,441,436	68,110	6.10
Restricted Investment in Bank Stocks	6,775	113	6.62	7,143	112	6.22	7,939	152	7.62
Total Earning Assets	5,762,933	85,140	5.86	5,930,801	86,866	5.81	5,144,292	73,312	5.67

Cash and Due from Banks	45,031			49,582			38,743
Other Assets	394,346			405,368			298,438
Total Assets	$6,202,310			$6,385,751			$5,481,473

LIABILITIES & SHAREHOLDERS' EQUITY:
Interest-bearing Demand	$1,269,387	$5,546	1.73%	$1,268,802	$5,736	1.79%	$1,067,744	$5,349	1.99%
Money Market	1,256,678	8,446	2.67	1,237,556	9,046	2.90	946,689	6,920	2.91
Savings	322,606	61	0.08	333,545	64	0.08	261,450	57	0.09
Time	1,597,109	15,876	3.94	1,775,539	17,785	3.97	1,625,154	18,510	4.53
Total Interest-bearing Deposits	4,445,780	29,929	2.67	4,615,442	32,631	2.80	3,901,037	30,836	3.14

Short term borrowings	226	5	8.78	1	—	—	37,960	509	5.33
Long-term debt	23,185	257	4.40	23,302	264	4.49	23,645	262	4.41
Subordinated debt and trust preferred securities	15,690	198	5.01	37,224	342	3.65	45,815	425	3.69
Total Interest-bearing Liabilities	4,484,881	30,389	2.69	4,675,969	33,237	2.82	4,008,457	32,032	3.18

Noninterest-bearing Demand	844,818			852,702			786,843
Other Liabilities	69,518			73,533			62,503
Shareholders' Equity	803,093			783,547			623,670
Total Liabilities & Shareholders' Equity	$6,202,310			$6,385,751			$5,481,473

Net Interest Income		$54,751			$53,629			$41,280
Taxable Equivalent Adjustment (1)		243			245			252
Net Interest Income (taxable equivalent basis)		$54,994			$53,874			$41,532

Total Yield on Earning Assets			5.86%			5.81%			5.67%
Cost of funds			2.26%			2.39%			2.66%
Rate on Supporting Liabilities			2.69			2.82			3.18
Average Interest Spread			3.17			2.99			2.49
Tax-Equivalent Net Interest Margin			3.79			3.60			3.21
(1)Presented on a fully taxable-equivalent basis using a 21% federal tax rate and statutory interest expense disallowance.
(2)Annualized ratios

ALLOWANCE FOR CREDIT LOSSES AND ASSET QUALITY (Unaudited):

(Dollars in thousands)	Dec. 31, 2025	Sep. 30, 2025	Jun. 30, 2025	Mar. 31, 2025	Dec. 31, 2024
Allowance for Credit Losses on Loans:
Beginning balance	$37,337	$37,615	$35,838	$35,514	$35,562

Purchase credit deteriorated loans	—	—	343	—	—

Loans Charged off
Commercial real estate
CRE Nonowner Occupied	(394)	—	(691)	—	—
CRE Owner Occupied	(346)	—	—	—	—
Multifamily	—	—	—	—	—
Farmland	—	—	—	—	—
Commercial and industrial	—	(91)	(203)	—	(407)
Construction
Residential Construction	—	—	—	—	—
Other Construction	—	—	—	—	—
Residential mortgage
1-4 Family 1st Lien	—	—	—	—	—
1-4 Family Rental	—	—	—	—	—
HELOC and Junior Liens	—	—	—	—	—
Consumer	(28)	(40)	(15)	(15)	(18)
Total loans charged off	(768)	(131)	(909)	(15)	(425)
Recoveries of loans previously charged off
Commercial real estate
CRE Nonowner Occupied	294	9	1	1	2
CRE Owner Occupied	—	—	—	—	—
Multifamily	—	—	—	—	—
Farmland	—	—	—	—	—
Commercial and industrial	—	—	3	6	1
Construction
Residential Construction	—	—	—	—	—
Other Construction	—	—	—	—	—
Residential mortgage
1-4 Family 1st Lien	2	3	83	2	7
1-4 Family Rental	—	—	—	—	—
HELOC and Junior Liens	—	—	—	—	—
Consumer	6	28	11	9	7
Total loans recovered	302	40	98	18	17
Balance before provision	36,871	37,524	35,370	35,517	35,154
(Benefit)/provision for credit losses - loans (1)	(780)	(187)	2,245	321	360
Balance, end of quarter	$36,091	$37,337	$37,615	$35,838	$35,514
Nonperforming Assets
Total nonaccrual loans	$22,951	$17,957	$18,216	$24,045	$22,610

Foreclosed real estate	7,806	9,346	9,816	1,402	44
Total nonperforming assets	30,757	27,303	28,032	25,447	22,654

Accruing loans 90 days or more past due	—	160	—	3	—
Total risk elements	$30,757	$27,463	$28,032	$25,450	$22,654
(1) Includes $2.3 million related to non-PCD loans acquired in the William Penn acquisition on April 30, 2025.

RECONCILIATION OF NON-GAAP MEASURES (Unaudited)
Explanatory note: This press release contains financial information determined by methods other than in accordance with U.S. Generally Accepted Accounting Principles ("GAAP"). Mid Penn’s management uses these non-GAAP financial measures in their analysis of Mid Penn’s performance. For tangible book value, the most directly comparable financial measure calculated in accordance with GAAP is book value. We believe that this measure is important to many investors in the marketplace who are interested in changes from period to period in book value per common share exclusive of changes in intangible assets. Goodwill and other intangible assets have the effect of increasing total book value while not increasing tangible book value. Income tax effects of non-GAAP adjustments are calculated using the applicable statutory tax rate for the jurisdictions in which the charges (benefits) are incurred, while taking into consideration any valuation allowances or non-deductible portions of the non-GAAP adjustments. Adjusted earnings per common share excludes from income available to common shareholders certain expenses related to significant non-core activities, including merger-related expenses, net of income taxes. For return on average tangible common equity, the most directly comparable financial measure calculated in accordance with GAAP is return on average equity. The core efficiency ratio is often used by management to measure its noninterest expense as a percentage of its revenue. This non-GAAP disclosure has limitations as an analytical tool, should not be viewed as a substitute for financial measures determined in accordance with GAAP, and should not be considered in isolation or as a substitute for analysis of Mid Penn’s results and financial condition as reported under GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies. Management believes that this non-GAAP supplemental information will be helpful in understanding Mid Penn’s ongoing operating results. This supplemental presentation should not be construed as an inference that Mid Penn’s future results will be unaffected by similar adjustments to be determined in accordance with GAAP. The reconciliation of the non-GAAP to comparable GAAP financial measures can be found in the tables below.

Tangible Book Value Per Common Share

(Dollars in thousands, except per share data)	Dec. 31, 2025	Sep. 30, 2025	Jun. 30, 2025	Mar. 31, 2025	Dec. 31, 2024

Shareholders' Equity	$814,058	$796,323	$775,708	$667,933	$655,018
Less: Goodwill	136,620	136,620	135,473	128,160	128,160
Less: Core Deposit and Other Intangibles	14,657	15,586	16,531	5,814	6,242
Tangible Equity	$662,781	$644,117	$623,704	$533,959	$520,616

Common Shares Outstanding	23,047,203	23,039,223	22,915,194	19,362,094	19,355,797

Tangible Book Value per Share	$28.76	$27.96	$27.22	$27.58	$26.90

Adjusted Earnings Per Common Share Excluding Non-Recurring Income and Expenses

	Three Months Ended
(Dollars in thousands, except per share data)	Dec. 31, 2025	Sep. 30, 2025	Jun. 30, 2025	Mar. 31, 2025	Dec. 31, 2024

Net Income Available to Common Shareholders	$19,447	$18,297	$4,762	$13,742	$13,232
Less: BOLI Death Benefit Income	223	71	1	83	615
Less: Recoveries on loans previously acquired in business combinations (1)	—	534	—	—	—
Less: Swap cancellation gain	83	279	—	—	—
Less: Gain on the closing of an investment of a reinsurance entity acquired from another institution	—	420	—	—	—
Less: Gain on sale of pension assets	192	—	—	—	—
Plus: Merger and Acquisition Expenses (2)	(39)	233	11,011	314	436
Plus: Compensation expense for accelerated vesting of stock options and restricted stock awards	314	753	2,043	—	—
Less: Tax Effect of Non-Recurring Expenses	—	207	2,741	66	92
Net Income Excluding Non-Recurring Income and Expenses	$19,224	$17,772	$15,074	$13,907	$12,961

Weighted-average Shares Outstanding	23,045,983	23,005,504	21,566,617	19,355,867	18,338,224

Adjusted Earnings Per Common Share Excluding Non-Recurring Income and Expenses	$0.83	$0.77	$0.70	$0.72	$0.71
(1) These recoveries are recognized in noninterest income rather than a reduction to the allowance for credit losses, consistent with purchase accounting treatment, as expected credit losses on acquired loans were reflected in fair value adjustments at the acquisition date.
(2) Includes release of merger and acquisition accruals related to William Penn acquisition.

Return on Average Tangible Common Equity

	Three Months Ended
(Dollars in thousands)	Dec. 31, 2025	Sep. 30, 2025	Jun. 30, 2025	Mar. 31, 2025	Dec. 31, 2024

Net income available to common shareholders	$19,447	$18,297	$4,762	$13,742	$13,232
Plus: Intangible amortization, net of tax	735	746	588	338	372
	20,182	19,043	5,350	14,080	13,604

Average shareholders' equity	803,093	783,547	670,491	660,964	623,670
Less: Average goodwill	136,620	135,486	130,824	128,160	128,160
Less: Average core deposit and other intangibles	14,969	16,003	9,824	6,023	6,468
Average tangible common shareholders' equity	$651,504	$632,058	$529,843	$526,781	$489,042

Return on average tangible common equity(1)	12.29%	11.95%	4.05%	10.84%	11.07%
(1) Annualized ratio

Core Efficiency Ratio (Non-GAAP)

	Three Months Ended
(Dollars in thousands)	Dec. 31, 2025	Sep. 30, 2025	Jun. 30, 2025	Mar. 31, 2025	Dec. 31, 2024

Noninterest expense	$35,848	$37,982	$47,798	$30,642	$30,913
Less: Merger and acquisition expenses	(39)	233	11,011	314	436
Less: Compensation expense for accelerated vesting of stock options and restricted stock awards	314	753	2,043	—	—
Less: Intangible amortization	930	944	744	428	471
Less: Loss/(gain) on sale or write-down of foreclosed assets, net	203	471	—	(28)	73
Less: Other expenses on foreclosed assets	445	—	—	—	—
Efficiency ratio numerator	33,995	35,581	34,000	29,928	29,933

Net interest income	54,751	53,629	48,206	42,509	41,280
Noninterest income	7,277	8,183	6,143	5,239	6,149
Less: BOLI Death Benefit	223	71	1	83	615
Less: Recoveries on loans previously acquired in business combinations (1)	—	534	—	—	—
Less: Swap cancellation gain	83	279	—	—	—
Less: Gain on the closing of an investment of a reinsurance entity acquired from another institution	—	420	—	—	—
Less: Gain on sale of pension assets	192	—	—	—	—
Less: Net gain on sales of investment securities	10	—	—	—	—
Efficiency ratio denominator	$61,520	$60,508	$54,348	$47,665	$46,814

Core efficiency ratio	55.26%	58.80%	62.56%	62.79%	63.94%

Tax effect on non-GAAP adjustments(2)	243	245	245	242	252
Tax-effected core efficiency ratio	55.04%	58.57%	62.28%	62.47%	63.60%
(1) These recoveries are recognized in noninterest income rather than a reduction to the allowance for credit losses, consistent with purchase accounting treatment, as expected credit losses on acquired loans were reflected in fair value adjustments at the acquisition date.
(2) Tax effected using a 21% statutory federal tax rate.